SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 1, 2009 (the “Effective Date”), is made and entered into by and among (A) Trestle Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Trestle”); (B) MoqiZone Holdings Limited., a Cayman Islands corporation (the “Company” or “MoqiZone Cayman”); (C) MobiZone Holdings Limited, a Hong Kong corporation (“MobiZone Hong Kong”) (D) Cheung Chor Kiu Lawrence, an individual (“Cheung” or the “Company Stockholder”); (E) MKM Capital Opportunity Fund Ltd., a corporation organized under the laws of the Cayman Islands (“MKM” or the “Trestle Principal Stockholder”); and (F) each of the purchasers set forth on the counterpart signature pages hereto (individually, a “Investor” and collectively, the “Investors”).

The Company, the Company Shareholder, Trestle, MKM and the Investors are hereinafter sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

WITNESSETH:

This Agreement is being entered into with reference to the facts stated below; each of which is deemed to be additional representations and warranties by the Parties:

WHEREAS, MobiZone Holdings Limited, a corporation organized under the laws of Hong Kong (“MobiZone HK”)  is a wholly-owned subsidiary of the Company; and

WHEREAS, Beijing Tai Ji Tong Gong Electronic Technology Co., Ltd., a corporation organized under the laws of the People’s Republic of China (“Tai Ji”) has the permission from the Communication Resource Management Office of The General Staff Department of Communication of the People’s Liberation Army (the “PLA”) of the People’s Republic of China (“PRC”) (the “PLA Authorization”) to license for the exclusive use for commercial purposes 3400-3430 MHz and 3500-3530 MHz radio frequencies belonging to the PLA (the “3.5 GHz Radio Frequency Resource”); and

WHEREAS, Tai Ji has, or on or before the Closing Date will have, authorized Shenzhen Mellow Technology Limited, a corporation organized under the laws of the People’s Republic of China (“Mellow”) to use the 3.5 GHz Radio Frequency Resource exclusively for Internet Café use purposes only in the PRC (the “Internet Cafe’ Authorization”); and

WHEREAS, Zhang Xin Hua, an individual (“Hua”)  is a shareholder of Tai Ji, and Ling Tao, an individual (“Tao”); Ling Yong, an individual (“Yong”); Wang Yulin, an individual (“Yulin”) are the sole shareholders of Mellow; and

WHEREAS, effective as of June 1, 2009, the Mobizone HK stockholders exchanged and transferred all of the share capital and equity of Mobizone HK for 100% of the capital stock of the Company to be held by Cheung (the “MoqiZone Exchange Agreement”); and

WHEREAS, effective as of February 15, 2009, all of the Company’s stockholders entered into a share exchange agreement (the “Trestle Exchange Agreement”) with Trestle, whose common stock, par value $0.001 per share (the “Trestle Common Stock”) currently trades on the FINRA OTC Bulletin Board under the symbol TLHO, pursuant to which on the Initial Closing Date, all of the Company’s shareholders will exchange 100% of the issued and outstanding shares of the Company for 10,743 shares of Series B convertible preferred stock of Trestle (the “Series B Preferred Stock”) that will automatically be converted into 10,743,000 shares of Trestle Common Stock, or such other number of shares of Trestle Common Stock as shall represent 95% of the outstanding Trestle Common Stock, after giving effect to (i) consummation of the “Trestle Reverse Split” (as hereinafter defined), and (ii) consummation of such share exchange; and

WHEREAS, this Agreement has been entered into pursuant to the terms of a Confidential Offering Memorandum dated February 15, 2009 (the “Memorandum”), and shall be governed by the terms of such Memorandum; and unless otherwise separately defined herein, all capitalized terms used in this Agreement shall have the same meaning as is set forth in the Memorandum; and

WHEREAS, the Company, Trestle and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the rules and regulations as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, subject to the over-allotment rights set forth in Section 7h of this Agreement, the Investors desire to purchase the Company and Trestle desires to issue and sell, upon the terms and subject to the conditions set forth in this Agreement, a minimum of 400 and a maximum of 800 units of securities (the “Units”), consisting of:

(a)           a minimum of (U.S.) $4,000,000 and a maximum of (U.S.) $8,000,000 aggregate principal amount 8% Exchangeable notes of the Company and MobiZone Hong Kong due on or before March 31, 2011 and in the form of Exhibit “A” annexed hereto and made a part hereof (the “Notes”);

(b)           three (3) year Class A callable warrants to purchase a minimum of 1,111,111 and a maximum of 2,222,222 shares of Trestle Common Stock, at an exercise price of $2.50 per share, and in the form of Exhibit “B” annexed hereto and made a part hereof (the “Class A Warrants”); and

(c)           three (3) year Class B non-callable warrants (the “Class B Warrants”) to purchase a minimum of 1,111,111 and a maximum of 2,222,222 shares of Trestle Common Sock at an exercise price of $3.00 per share, and in the form of Exhibit “C” annexed hereto and made a part hereof (the “Class B Warrants,” and together with the Class A Warrants, collectively referred to herein as the “Warrants”); and

WHEREAS, each full Unit shall consist of (a) $10,000 principal amount of Notes, (b) Class A Warrants to purchase 2,778 shares of Trestle Common Stock, and (c) Class B Warrants to purchase 2,778 shares of Trestle Common Stock, as provided herein (collectively, the “Securities”); and

WHEREAS, upon the filing with the Secretary of State of the State of Delaware of the “Trestle Amended Charter” and the “Series A Preferred Certificate of Designations” (as those terms are hereinafter defined), the Notes shall automatically, and without any further action on the part of the holders thereof, be deemed to be cancelled and exchanged for that number of shares of Series A Voting Convertible Preferred Stock of Trestle determined by dividing (a) the aggregate principal amount of Notes cancelled, by (b) the $1,000 per share liquidation or stated value of such Series A Voting Convertible Preferred Stock, and containing the rights, privileges and designations set forth in the Series A Preferred Certificate of Designations annexed as Exhibit “D-1” to the Memorandum (the “Series A Preferred Stock”); and

WHEREAS, each of the Investors wishes to purchase, upon the terms and conditions stated in this Agreement, such number of Units and principal amount of Notes and number of Warrants as is set forth immediately below his or its name on the counterpart signature pages hereto; and

WHEREAS, contemporaneous with the execution and delivery of this Agreement, Trestle and the Company are executing and delivering a Registration Rights Agreement, in the form annexed to the Memorandum (the “Registration Rights Agreement”), pursuant to which Trestle and the Company have each agreed to provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws; and

WHEREAS, the net proceeds of the sale of the Units is being contributed by the Company to the Subsidiaries (as defined herein) to be used for the purposes described in this Agreement; and

NOW THEREFORE, the Parties hereto do each severally (and not jointly) hereby agree as follows:

1.           Authorization and Purchase and Sale of Securities; Terms of the Offering; Certain Definitions; and Covenants of the Parties.

a.         Authorization of Units.  The Company and Trestle have each authorized the issue and sale of the Units, and the related Notes and Warrants.

b.         Purchase of Units.  Subject to the terms and conditions of this Agreement:

(i)           on or before May 31, 2009 (the “Initial Closing Date”), subject to extension of such date by the Company to a date not later than June 16, 2009, the Company, MobiZone Hong Kong and Trestle shall issue and sell to those Investors subscribing for such Units on or before the Initial Closing Date not less than 400 Units for (U.S.) $4,000,000, and such Investors severally agrees to purchase from the Company, MobiZone Hong Kong and Trestle such principal amount of Notes and such number of Class A Warrants and Class B Warrants to purchase Trestle Common Stock as is or shall be set forth immediately below such Investors’ names on the signature pages hereto (the Minimum Offering”); and

(ii)          at various times between the Initial Closing Date completion of the Minimum Offering and June 16, 2009 (the “Outside Closing Date”), the Company, MobiZone Hong Kong and Trestle shall issue and sell to those Investors subscribing for such Units at various times on or before the Outside Closing Date up to an additional 400 Units for up to (U.S.) $4,000,000 (subject to increase as provided below), and such Investors severally agree to purchase from the Company and MobiZone Hong Kong such principal amount of Notes and from Trestle such number of Class A Warrants and Class B Warrants to purchase Trestle Common Stock as is or shall be set forth immediately below such Investors’ names on the signature pages hereto.

(iii)         The sale of all 800 Units for an aggregate of (U.S.) $8,000,000 by a date that shall be on or before the Outside Closing Date is hereinafter sometimes referred to as the “Maximum Offering.”  Notwithstanding the foregoing, the Company and Trestle shall have the right to increase such Maximum Offering and sell between the Initial Closing Date and the Outside Closing Date, as much as 200 additional Units for up to (U.S. $2,000,000, thereby increasing the Offering to up to an aggregate of 1,000 Units for an aggregate of (U.S.) $10,000,000, all as set forth in Section 7h of this Agreement.

c.         Terms of Offering of the Units.   The offering of the Units are subject to the following terms and conditions:

(i)           In the event that a minimum of 400 Units are not subscribed to and fully paid for on or before the Initial Closing Date, the offering of Units shall terminate, and all funds subscribed for shall be returned to Investors without interest or deduction.

(ii)           Subject to the foregoing, the offering of Units shall continue until the earlier to occur of (A) completion of the Maximum Offering, or (B) the Outside Closing Date, and periodic closings may be held, not more often than once every two weeks, as additional Units are sold between the Initial Closing Date and the Outside Closing Date until the maximum of 800 Units have been subscribed to and fully paid for.

d.         Form of Payment.  On the Initial Closing Date, and on each subsequent Closing Date (i) each Investor shall pay the purchase price for the Notes and the Warrants to be issued and sold to it or him (the “Purchase Price”) by check or wire transfer of immediately available funds, in accordance with the payment instructions set forth in the Memorandum and in this Agreement, against delivery of the Notes in the principal amount equal to the Purchase Price and the number of Warrants as is set forth immediately below such Investor’s name on the signature pages hereto, and (ii) the Company and Trestle shall deliver such Notes and Warrants duly executed by the Company and Trestle, to such Investor, against delivery of such Purchase Price.

e.         Closing Dates.  Subject to the satisfaction (or written waiver) of the conditions thereto set forth in Section 5 and Section 6 below, the dates and times of the issuance and sale of the Notes and the Warrants shall be as set forth in Section 1(b) and Section 1(c) of this Agreement.  The initial closing of the transactions contemplated by this Agreement (the “Initial Closing”) shall occur on the Initial Closing Date and subsequent closings shall be held at such times and such location as shall be determined by the Company up to and including the Outside Closing Date.  The Initial Closing Date, the Outside Closing Date, and the date of each additional closing held during the period between the Initial Closing Date and the Outside Closing Date is sometimes individually referred to herein as a “Closing Date” and collectively referred to herein as a “Closing Dates.”

f.             Certain Definitions.    In addition to the other terms defined herein, as used in this Agreement, the following capitalized terms shall have the meanings set forth below.

(i)           Affiliate – shall have the same meaning as that term is defined in Rule 405 as promulgated under the Securities Act.

(ii)          Business Day - shall mean any day other than Saturday or Sunday or any other day when Citibank NA, New York, New York, is not open for business.

(iii)        Company or MoqiZone Cayman - shall mean MoqiZone Holdings Limited, a Cayman Island corporation,

(iv)         Conversion Shares – shall mean the shares of Trestle Common Stock issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock.

(v)           MoqiZone PRC – shall mean MoqiZone (Shanghai) Information Technology Company Limited, a corporation organized under the laws of the PRC.

(vi)         MoqiZone Corporations – shall mean the collective reference to the Company, Mobizone HK and MoqiZone PRC.

(vii)        MoqiZone Group – shall mean the collective reference to Cheung and the MoqiZone Corporations.

(viii)       Notes - shall mean the maximum $8,000,000 principal amount of 8% Exchangeable Notes of the Company due on or before March 31, 2011 in the form annexed hereto as Exhibit “A” and made a part hereof.

(ix)         Person - shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity, government agency or organization.

(x)           Series A Preferred Stock - shall mean the maximum 8,000 shares of Series A Convertible Preferred Stock of Trestle, $0.001 par value per share, that shall: (A) have a stated liquidation value of $1,000.00 per share (the “Series A Preferred Stock Stated Value”); (B) be convertible, at any time after issuance and at the option of the holder, into shares of Trestle Common Stock on the basis of each shares of Series A Preferred Stock being convertible into 555.55 shares of Trestle Common Stock, at a conversion price of $1.80 per share (the “Series A Preferred Conversion Rate”); and (C) contain the rights, privileges and designations set forth in the certificate of designations (the “Series A Preferred Certificate of Designations”) annexed hereto as Exhibit “D-1” annexed hereto and made a part hereof.

(xi)           Series B Preferred Stock - shall mean the 10,743 shares of Series B Convertible Preferred Stock of Trestle, $0.001 par value per share, that shall: (A) have a stated liquidation value of $1,000.00 per share (the “Series B Preferred Stock Stated Value”); (B) be automatically converted into shares of Trestle Common Stock not later than 10 days following consummation of the Trestle Reverse Split, on the basis of each share of Series B Preferred Stock being converted into 1,000 shares of Trestle Common Stock (the “Series A Preferred Conversion Rate”); and (C) contain the rights, privileges and designations set forth in the certificate of designations (the “Series B Preferred Certificate of Designations”) annexed hereto as Exhibit “D-2” annexed hereto and made a part hereof.

(xii)        SEC - shall mean the United States Securities and Exchange Commission.

(xiii)       Securities Act - shall mean the United States Securities Act of 1933, as amended.

(xiv)       Subsidiary - shall mean any “significant subsidiary” or “subsidiary” (as such terms are defined in the SEC’s Rule 1-02 of Regulation S-X as promulgated under the Securities Act.

(xv)         Trestle - shall mean: (i) prior to the consummation of the transactions contemplated by the Trestle Exchange Agreement, Trestle Holdings, Inc., a Delaware corporation, and (ii) on and after consummation of the transactions contemplated by the Trestle Exchange Agreement, Trestle Holdings, Inc. (to be renamed “MoqiZone Holding Corporation”) and its consolidated direct and indirect wholly-owned subsidiaries, including, without limitation, the Company, Mobizone HK and MoqiZone PRC.

(xvi)        Trestle Common Stock – shall mean the shares of common stock of Trestle, $0.001 par value per share, authorized for issuance pursuant to the Trestle Certificate of Incorporation.

(xvii)      Trestle Certificate of Incorporation – shall mean the certificate of incorporation of Trestle, as amended and restated on the Initial Closing Date and as of the Outside Closing Date.

(xviii)     Trestle Reverse Split – shall mean the one-for-254.5 reverse split of the outstanding Trestle Common Stock, which shall reduce the aggregate number of issued and outstanding shares of Trestle Common Stock from 179,115,573 shares of Common Stock to 703,794 shares of Common Stock.

(xix)       Warrants - shall mean the collective reference to:

(A)           three (3) year Class A callable warrants to purchase, at an exercise price of $2.50 per share (the “Class A Warrant Exercise Price”), that number of shares of Trestle Common Stock as shall equal (i) 50% of the principal amount of Notes purchased by each Investor, divided by (ii) the Class A Warrant Exercise Price, and in the form attached hereto as Exhibit “B” annexed hereto (the “Class A Warrants”);

(B)           three (3) year Class B non-callable warrants to purchase, at an exercise price of $3.00 per share (the “Class B Warrant Exercise Price”), that number of shares of Trestle Common Stock as shall equal (i) 50% of the principal amount of Notes purchased by each Investor, divided by (ii) the Class B Warrant Exercise Price and in the form of Exhibit “C” annexed hereto (the “Class B Warrants”); and

(C)           the Placement Agent Warrants hereinafter described.

(xx)        Warrant Shares – shall mean the shares of Trestle Common Stock issuable upon exercise of the Warrants.

(xxi)       Underlying Shares – shall mean the collective reference to the Conversion Shares and the Warrant Shares.

g.            Escrow of Funds.    Pending the Initial Closing, all funds received from Investors subscribing to the Units will be held in escrow by Wilmington Trust Company, Wilmington, Delaware, as escrow agent, all in accordance with the Escrow Agreement annexed hereto as Exhibit “E” and made a part hereof (the “Escrow Agreement”).

2.           Representations and Warranties of Each Investor.  Each Investor severally (and not jointly) represents and warrants solely as to such Investor that:

a.           Investment Purpose.  As of the date hereof and the Closing Date the Investor is purchasing the Notes, the Warrants, the Series A Preferred Stock (issued in exchange for the Note) and the shares of Trestle Common Stock issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares”) and upon exercise of the Warrants (the “Warrant Shares” and collectively with the Conversion Shares, the Notes, the Series A Preferred Stock and the Warrants, the “Securities”) for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, the Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(i)           Accredited Investor / Non U.S. Person Status.  The Investor is either (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (an “Accredited Investor”); or (ii)  is not a U.S. Person (as defined for purposes of Regulation S) and such Investor is not acquiring the Securities for the account or benefit of a U. S. Person. Further, if purchased pursuant to Regulation S, each such Investor acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. Persons (other than distributors, as defined in Rule 902 of the Securities Act) unless the securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

b.           Reliance on Exemptions.  The Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

c.           Information.  The Investor and its advisors, if any, have had the opportunity to ask questions of management of the Company and its Subsidiaries and have been furnished with all information relating to the business, finances and operations of the MoqiZone Group and information relating to the offer and sale of the Securities which have been requested by the Investor or its advisors.  Neither such inquiries nor any other due diligence investigation conducted by the Investor or any of its advisors or representatives shall modify, amend or affect the Investor’s right to rely on the representations and warranties of the MoqiZone Group and the Corporate Parties contained in Section 3 below.  The Investor understands that its investment in the Securities involves a significant degree of risk.  The Investor further represents to the Company that the Investor’s decision to enter into this Agreement has been based solely on the independent evaluation of the Investor and its representatives.

d.           Governmental Review.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

e.           Transfer or Resale.  The Investor understands that except as provided in the Registration Rights Agreement, the sale or re-sale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Securities may not be transferred unless (i) the Securities are sold pursuant to an effective registration statement under the Securities Act, (ii) in accordance with the provisions of Regulation S, (iii) the Investor shall have delivered to the Company an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be reasonably acceptable to the Company, (iv) the Securities are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the Investor who agrees to sell or otherwise transfer the Securities only in accordance with this Section 2(f) and who is an Accredited Investor, (v) the Securities are sold pursuant to Rule 144, or (vi) the Securities are sold pursuant to Regulation D under the Securities Act (or a successor rule) (“Regulation D”).  Each Investor acknowledges that hedging transactions involving the Securities may not be conducted unless in compliance with the Securities Act.  Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

f.           Legends.  The Investor understands that the Notes, the Series A Preferred Stock and the Warrants shall bear a restrictive legend in the form as set forth below, respectively.  The Investor understands that, until such time as the resale of the Conversion Shares and the Warrant Shares (collectively, the “Underlying Shares”) have been registered under the Securities Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144, Regulation D or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Underlying Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates evidencing such Securities):

“Neither the offer nor sale of this Note has been registered under the Securities Act of 1933, as amended, (the “Act”).  This Note may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under the Act or unless sold pursuant to Rule 144 or Regulation D under the Act.”

 “Neither the offer nor sale of the securities represented by this certificate has been registered under the Securities Act of 1933, as amended, (the “Act”).  The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under the Act or unless sold pursuant to Rule 144 or Regulation D under the Act.”

or, if the Units are purchased pursuant to Regulation S, the Notes, the Series A Preferred Stock and the Warrants shall contain the following legend, with language in parenthesis to be included in the Warrants:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.  THE SHARES WERE ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PURSUANT TO REGULATION S PROMULGATED UNDER IT.  THE SHARES MAY NOT BE OFFERED OR SOLD (EXERCISED) IN THE UNITED STATES (BY OR ON BEHALF OF ANY U.S. PERSON) UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  TRANSFERS OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.  FURTHER, HEDGING TRANSACTIONS WITH REGARD TO THE SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

g.         Residency.  The Investor is a resident of the jurisdiction set forth immediately below such Investor’s name on the signature pages hereto.

h.           Restrictions on Conversions.                                                                The Investor shall not convert into Common Stock any Series A Preferred Stock or exercise any Warrants held by such Investor if the effect of such conversion(s) or exercise(s) shall result in such Investor “beneficially owning” (as defined in Rule 13d-3 under the Exchange Act) more than 9.99% of the outstanding Common Stock of the Company.

i        Experience of Investor.  The Investor, either alone or together with his or its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  The Investor is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

            j.        General Solicitation.  The Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.           Representations and Warranties

A.           By the Company The Company makes the following representations and warranties to each Investor:

a.	Organization and Qualification.

(i)              The Company and its subsidiaries are each a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.  The Company was formed on February 24, 2009 solely for the purpose of owning the share capital of the Company and has conducted no material operations to date and Mobizone HK was formed on August 29, 2007 solely for the purpose of acquiring the share capital of the Company and has conducted no material operations to date.  The MoqiZone Corporations are each duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(ii)              “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of the MoqiZone Corporations, when taken as a consolidated whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

b.         Share Ownership.  Upon consummation of the transactions contemplated by the MoqiZone Exchange Agreement, the Company will own 100% of the capital stock of Mobizone HK and Mobizone HK will own 100% of the capital stock of MoqiZone (Shanghai) Information Technology Company Limited, a corporation organized under the laws of the People’s Republic of China (“MoqiZone PRC”). Upon consummation of the transactions contemplated by the Trestle Exchange Agreement, Trestle will own 100% of the capital stock of the Company, the Company will own 100% of the capital stock of Mobizone HK and Mobizone HK will own 100% of the capital stock of MoqiZone PRC. As at the date hereof, and as at the consummation of the MoqiZone Exchange Agreement and the Trestle Exchange Agreement (collectively, the “Exchange Agreements”), the outstanding shares of capital stock or similar equity interests of such MoqiZone Corporations will have been validly issued, fully paid and non-assessable.  Upon the consummation of the Exchange Agreements, such shares shall be owned free and clear of any lien, claim, mortgage, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance or any other right or adverse interest (“Liens”).

c.         Authorization; Enforcement.  Each of the applicable MoqiZone Corporations has all requisite corporate power and authority to enter into and perform and/or deliver this Agreement, the Notes, the Registration Rights Agreement, and the Escrow Agreement (collectively, the “MoqiZone Group Documents”) and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof.  The execution and delivery of the MoqiZone Group Documents by each applicable MoqiZone Corporation and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Notes have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Subsidiaries, Board of Directors, or its shareholders is required. This Agreement has been duly executed and delivered by each of the MoqiZone Corporations by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Agreement and the other Documents executed in connection herewith and bind each of the applicable MoqiZone Corporations accordingly.  This Agreement constitutes, and upon execution and delivery by the applicable MoqiZone Corporation the other Documents and Securities, each of such instruments will constitute, a legal, valid and binding obligation of the applicable MoqiZone Corporations enforceable against each such MoqiZone Corporation in accordance with its terms.

d.         No Conflicts.  The execution, delivery and performance of this Agreement and the other Documents by the application MoqiZone Corporations that are Party hereto and thereto and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities and the issuance and reservation for issuance of the Underlying Shares) will not (i) conflict with or result in a violation of any provision of the certificate of incorporation, or articles of associate as amended (the “Articles”) of any of the MoqiZone Corporations or the by-laws, as amended, (the “By-laws”) of any of the MoqiZone Corporations, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which any of the MoqiZone Corporations is a Party or is otherwise bound or is a beneficiary, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal, state and foreign securities laws and regulations and regulations of any self-regulatory organizations to which any of the MoqiZone Corporations or their its securities are subject) applicable to any of the MoqiZone Corporations or by which any property or asset of any of the MoqiZone Corporations is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).  None of the MoqiZone Corporations is in violation of its Articles, By-laws or other organizational documents and none of the MoqiZone Corporations is in default (and no event has occurred which with notice or lapse of time or both could put the any of the MoqiZone Corporations in default) under, and none of the MoqiZone Corporations have taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which any of the MoqiZone Corporations is a Party or by which any property or assets of any of the MoqiZone Corporations is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  The businesses of the MoqiZone Corporations, if any, are not being conducted in violation of any law, ordinance or regulation of any governmental entity material to the business of such MoqiZone Corporations.  Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable laws of the PRC, Bermuda and Hong Kong, neither the Company nor its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third Party, in order for the execution, delivery or performance of any of its obligations under this Agreement and the other Documents in accordance with the terms hereof or thereof, or to issue and sell the Notes, Series A Preferred Stock and the Warrants in accordance with the terms hereof and to issue the Conversion Shares upon conversion of the Series A Preferred Stock and/or the Warrant Shares upon exercise of the Warrants.  Except for the filing and effectiveness of the Information Statement, and the filing with the Secretary of State of the State of Delaware of the Amended Charter and the Series A Certificate of Designations, all consents, authorizations, orders, filings and registrations which any of the MoqiZone Corporations is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

e.         Capitalization.    The authorized, issued and outstanding share capital of each of the MoqiZone Corporations as at the date of this Agreement and as at the Initial Closing Date is as set forth on Schedule 3(e) to this Agreement.

f.         Financial Information.  The Company was formed solely for the purpose of owning the share capital of the Company and has conducted no material operations to date.  Mobizone HK was formed solely for the purpose of acquiring the share capital of MoqiZone PRC and has conducted no material operations to date. On or before the Closing Date, the Company shall have audited financial statements of MoqiZone PRC as of December 31, 2007 and 2008, and for the respective fiscal years then ended (the “MoqiZone Financial Statements”).  The MoqiZone Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of MoqiZone PRC, on a consolidated basis, as of the respective dates thereof, and the results of operations and statement of cash flows of MoqiZone PRC during the periods covered thereby, in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

g.         Absence of Certain Changes.  Since September 30, 2008, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of the MoqiZone Corporations.

h.         Absence of Litigation.  There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of any executive officer of any of the MoqiZone Corporations, threatened against or affecting any of the MoqiZone Corporations, or their officers or directors in their capacity as such, that could have a Material Adverse Effect.  No executive officer of any of the MoqiZone Corporations have knowledge of any facts or circumstances which might give rise to any of the foregoing.

i.         Patents, Copyrights, Trademarks.

(i)              The Company owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated; there is no claim or action by any Person pertaining to, or proceeding pending, or to the knowledge of any executive officer of the MoqiZone Corporations threatened, which challenges the right of the Company with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, to the knowledge of any executive officer of the MoqiZone Corporations, as presently contemplated to be operated in the future); to the knowledge of any executive officer of the MoqiZone Corporations, neither MoqiZone PRC’s current and intended products, services and processes infringe on any Intellectual Property or other rights held by any Person; and no executive officer of the MoqiZone Corporations have knowledge of any facts or circumstances which might give rise to any of the foregoing.  The Company possesses all Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses, each as defined herein that are necessary to conduct its business as now operated (and, to the knowledge of any executive officer of the MoqiZone Corporations, as presently contemplated to be operated in the future).

(ii)              “Copyrights” shall mean (i) copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, China or any other country; (ii) registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country, including China; (iii) any continuations, renewals or extensions thereof; (iv) any registrations to be issued in any pending applications; (v) prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (vi) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (vii) rights to sue for past, present and future infringements of any copyright; (viii) any rights in any material which is copyrightable or which is protected by common law, United States copyright laws or similar laws, or any law of any State or country, including China, and (ix) any other rights corresponding to any of the foregoing rights throughout the world.

(iii)              “Copyright License” shall mean any agreement, written or oral, granting any right in or to any Copyright or Copyright registration, including, without limitation, licenses for the exclusive right to use a copyright owned by a third Party.

(iv)              “Patents” shall mean (i) letters patent of the United States, China or any other country, all registrations and recordings thereof and all applications for letters patent of the United States, China or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, including China; (ii) reissues, divisions, continuations, renewals, continuations in part or extensions thereof; (iii) petty patents, divisionals and patents of addition; (iv) patents to issue in any such applications; (v) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (vi) rights to sue for past, present and future infringements of any patent.

(v)              “Patent License” shall mean any agreement, whether written or oral, granting any right with respect to any Patent.

(vi)              “Trademarks” shall mean (i) trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, including China (collectively, the "Marks"); (ii) any reissues, extensions or renewals thereof, (iii) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement and (v) rights to sue for past, present and future infringements of the Marks.

(vii)              “Trademark License” shall mean any agreement, written or oral, granting any right in and to any Trademark or Trademark registration.

j.         PLA Authorization and Internet Cafe’ Authorization.   The PLA Authorization remains in full force and effect, and Tai Ji possesses all right, title and interest in and to the PLA Authorization.  No event has occurred which, with the passage of time, the giving of notice or both, would constitute a breach, default or event of default by Tai Ji under the PLA Authorization.  Neither Tai Ji nor any other member of the MoqiZone Group has received any written notice from any governmental agency or department of the PRC or from the PLA that would reasonably lead such Person to believe that the PLA Authorization will not be renewed.  On or before the Initial Closing Date, Tai Ji shall have issued to Mellow, the Internet Cafe’ Authorization.  On each occasion that the Company opens a new city in the People’s Republic of China for WiMAX transmission to Internet cafés, Tai Ji, and Mellow shall, pursuant to the Internet Café’ Authorization, directly authorize the Company or any new direct or indirect Subsidiary of the Company to have the exclusive rights to use the 3.5 GHz Radio Frequency Resource for Internet cafés in such cities.

k.         Tax Status.  Each of the MoqiZone Corporations have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the MoqiZone Corporations have set aside on its Financial Statements provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its Financial Statements provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the executive officers of the MoqiZone Corporations know of any basis for any such claim.  None of the MoqiZone Corporations have executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.  None of the MoqiZone Corporation’s tax returns is presently being audited by any taxing authority.

l.         Permits; Compliance.  Each of the MoqiZone Corporations is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”), and there is no action pending or, to the knowledge of any executive officer of the MoqiZone Corporations, threatened regarding suspension or cancellation of any of the Permits.  None of the MoqiZone Corporations is in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Since September 30, 2008, none of the MoqiZone Corporations have received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

m.         Environmental Matters.  There are, with respect to the MoqiZone Corporations, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under any environmental laws of China or other country in which the MoqiZone Corporations conduct business, and none of the MoqiZone Corporations have received any notice with respect to any of the foregoing, nor is any action pending or, to the knowledge of any executive officer of the MoqiZone Corporations, threatened in connection with any of the foregoing.  The term “Environmental Laws” means all laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.  Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by any of the MoqiZone Corporations, and no Hazardous Materials were released on or about any real property previously owned, leased or used by any of the MoqiZone Corporations during the period the property was owned, leased or used by such MoqiZone Corporations, except in the normal course of their businesses.  There are no underground storage tanks on or under any real property owned, leased or used by any of the MoqiZone Corporations that are not in compliance with applicable law.

n.         Title to Property.  Each of the MoqiZone Corporations have good and marketable title to all real property or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of each of the MoqiZone Corporations as presently conducted and good and marketable title to all personal property owned by them which is material to the business of such MoqiZone Corporations, in each case free and clear of all Liens and defects except such as would not have a Material Adverse Effect.  Any real property and facilities held under lease by the MoqiZone Corporations are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

o.         Insurance.  Each of the MoqiZone Corporations are insured by insurers of recognized financial responsibility against such losses and risks, including casualty and liability insurance, and in such amounts as management of such MoqiZone Corporations believes to be prudent and customary in the businesses in which the MoqiZone Corporations are engaged.  No executive officer of any of the MoqiZone Corporations have any reason to believe that its MoqiZone Corporation will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue such businesses at a cost that would not have a Material Adverse Effect.

p.         Solvency.  Each of the MoqiZone Corporations (after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured).  Each of the MoqiZone Corporations (after giving effect to the transactions contemplated by this Agreement) has the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

q.         No Brokers.  Except as set forth in the Memorandum with respect to the payment of the brokerage commissions and transaction fees the placement agent (the “Placement Agent”) and to other broker dealers that are registered to engage in such activities in the United States, none of the MoqiZone Corporations has taken any action which would give rise to any claim by any Person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

r.         Disclosure.  All information relating to or concerning the MoqiZone Corporations set forth in this Agreement and otherwise provided to the Investors in connection with the transactions contemplated hereby is true and correct in all material respects and has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or exists with respect to the MoqiZone Corporations or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement but which has not been so publicly announced or disclosed.

B.           By Trestle and MKM.    Each of Trestle and MKM make the following representations and warranties to each Investor:

a.      Organization and Qualification.

(i)              Each of Trestle and MKM is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.  Each of Trestle and MKM are each duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(ii)              “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of Trestle or MKM, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

b.         Stock Ownership.  Upon consummation of the Trestle Exchange Agreement

(i)           Trestle will own 100% of the capital stock of the Company; the Company will own 100% of the capital stock of Mobizone HK, and the Mobizone HK will own 100% of the capital stock of MoqiZone PRC;

(ii)           the Company’s shareholders will, in the aggregate, own 95% of the issued and outstanding Trestle Common Stock, on a fully-diluted basis, (A) after giving effect to the exercise of all outstanding options and warrants to purchase Trestle Common Stock, and the conversion into Trestle Common Stock of all Trestle notes that are or may be issued and outstanding as at the Initial Closing Date, but (B) before giving effect to the issuance of any Underlying Shares (the “Trestle Fully-Diluted Common Stock”);

(iii)           the outstanding shares of capital stock or similar equity interests of Trestle will have been validly issued, fully paid and non-assessable; and

(iv)           the shares of Trestle Fully-Diluted Common Stock issued to the Company’s shareholders under the Trestle Exchange Agreement shall be owned free and clear of any lien, claim, mortgage, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third Party, easement, encroachment or encumbrance or any other right or adverse interest (“Liens”).

c.         Authorization; Enforcement.  Trestle has all requisite corporate power and authority to enter into and perform and/or deliver this Agreement, the Notes, the Certificate of Designations in respect of the Series A Preferred Stock, the Warrants, the Registration Rights Agreement, and the Escrow Agreement (collectively, the “Trestle Documents”) and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof.  The execution and delivery of the Trestle Documents by Trestle and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Notes and the Warrants and the issuance and reservation for issuance of the Series A Preferred Stock, the Series B Preferred Stock, the Conversion Shares issuable upon conversion of the Series A Preferred Stock, he Series B Preferred Stock and the Warrant Shares issuable upon exercise of the Warrants) have been duly authorized by Trestle’s Board of Directors and, except for the mailing of the Information Statement to Trestle stockholders after approval of the contents thereof by the SEC, no further consent or authorization of Trestle, its Board of Directors, or its shareholders is required. This Agreement has been duly executed and delivered by each of Trestle and MKM by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Agreement and the other Trestle Documents executed in connection herewith and bind each of Trestle and MKM accordingly.  This Agreement constitutes, and upon execution and delivery by Trestle and MKM and the other Trestle Documents and Securities, each of such instruments will constitute, a legal, valid and binding obligation of Trestle am MKM, as applicable, enforceable against each of them in accordance with its terms.

d.         Issuance of Underlying Shares.  The Underlying Shares are duly authorized and reserved for issuance and, upon conversion of the Series A Preferred Stock and/or Series B Preferred Stock into Conversion Shares and/or the exercise of the Warrants for Warrant Shares in accordance with their respective terms and payment of the consideration set forth in the Warrants, will be validly issued, fully paid and non-assessable, and free from all taxes and Liens with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of other shareholders and will not impose personal liability upon the holder thereof.

e.         No Conflicts.  The execution, delivery and performance of this Agreement and the other Trestle Documents by Trestle and MKM that are party thereto and the consummation of the Transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities and the issuance and reservation for issuance of the Underlying Shares) will not (i) conflict with or result in a violation of any provision of the certificate of incorporation, or articles of associate as amended (the “Articles”) of either of Trestle or MKM or the by-laws, as amended, (the “By-laws”) of either Trestle or MKM, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which any of Trestle or MKM is a Party or is otherwise bound or is a beneficiary, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal, state and foreign securities laws and regulations and regulations of any self-regulatory organizations to which any of Trestle or MKM or their its securities are subject) applicable to either of them or by which any of their respective property or asset is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).  Neither Trestle nor MKM is in violation of its Articles, By-laws or other organizational documents and neither of them is in default (and no event has occurred which with notice or lapse of time or both could put the either of them in default) under, and neither Trestle nor MKM have taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which either of them is a Party or by which any of their respective property or assets is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  The businesses of Trestle and MKM, if any, are not being conducted in violation of any law, ordinance or regulation of any governmental entity material to such businesses.  Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable laws of the United States, neither Trestle nor MKM is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third Party, in order for the execution, delivery or performance of any of its obligations under this Agreement and the other Trestle Documents in accordance with the terms hereof or thereof, or to issue and sell the Notes, Series A Preferred Stock, the Series B Preferred Stock and the Warrants in accordance with the terms hereof and to issue the Conversion Shares upon conversion of the Series A Preferred Stock and/or the Warrant Shares upon exercise of the Warrants.  Except for the filing and effectiveness of the Information Statement, and the filing with the Secretary of State of the State of Delaware of the Trestle Certificate of Incorporation and the Series A Certificate of Designations and Trestle Series B Certificate of Designations, all consents, authorizations, orders, filings and registrations which either Trestle or MKM is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

f.         Capitalization.   The authorized capital stock of Trestle consists of 1,500,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.  As of the date of this Memorandum, Trestle has 143,257,214 shares of Common Stock issued and outstanding, but no shares of preferred stock issued or outstanding. In addition, Trestle has outstanding warrants to purchase an aggregate of 816,014 shares of Common Stock at exercise prices ranging from $0.51 to $5.40 and options to purchase 10,000 shares an exercise price of $67.50 per share Upon filing the amended and restated Trestle Certificate of Incorporation, the authorized capital stock of Trestle shall be (A) 1,500,000 shares of Trestle Common Stock, $0.001 par value per share, and (B) 15,000,000 shares of Trestle Preferred Stock, containing such rights, designations and privileges as the board of directors of Trestle may, from time to time, designate.  Upon giving effect to the Trestle Reverse Stock Split, there shall be issued and outstanding 703,794 shares of Trestle Common Stock issued and outstanding, owned by approximately 83 shareholders of record, of which MKM shall own an aggregate of approximately 563,000 shares of Trestle Common Stock.

g.         Financial Information.  Each Investor has been furnished balance sheets and statements of operations of Trestle as of as of December 31, 2007 and September 30, 2008, and for the respective fiscal year and nine month periods then ended.

h.         Absence of Certain Changes.  Since September 30, 2008, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of Trestle.

i.         Tax Status.  Trestle has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the MoqiZone Corporations have set aside on its Financial Statements provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its Financial Statements provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the executive officers of Trestle know of any basis for any such claim.  Trestle has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.  None of Trestle’s tax returns is presently being audited by any taxing authority.

j.         Permits; Compliance.  Trestle is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”), and there is no action pending or, to the knowledge of any executive officer of Trestle, threatened regarding suspension or cancellation of any of the Permits.  Trestle is not in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

k.         Business Activities.  As disclosed its Exchange Act Filings, Trestle has been an inactive “shell” corporation and has conducted no active trade or business.

l.         No Investment Company.  Neither Trestle or MKM is, and upon the issuance and sale of the Securities as contemplated by this Agreement will be, an “investment company” as defined under the Investment Company Act of 1940 (an “Investment Company”); nor are they controlled by an Investment Company.

m.         Exchange Act Filings.    Trestle has fully and timely filed all annual, quarterly and periodic reports (collectively, “Exchange Act Filings”) required to be filed by it under the United States Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and is a fully-reporting company under Section 12(g) of the Exchange Act.  The Trestle Common Stock is listed on the FINRA "over-the-counter Bulletin Board (the “OTCBB”) and no stop order or notice of suspension of trading of its Common Stock on the OTCBB has been received from or threatened by any Person.

n.         General Solicitation.  Neither Trestle nor MKM nor any other Person or entity authorized by Trestle or MKM to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes, the Series A Preferred Stock or the Warrants.  Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged or will engage in any directed selling efforts in violation of the requirements of Regulation S.

o.         Disclosure.  All information relating to or concerning Trestle and MKM set forth in this Agreement and otherwise provided to the Investors in connection with the transactions contemplated hereby is true and correct in all material respects and has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or exists with respect to Trestle and MKM or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement but which has not been so publicly announced or disclosed.

4.           Information.

a.         Financial Information.  For so long as any of the Notes or Series A Preferred Stock are outstanding, Trestle and the Company shall send the following reports to each holder of the Notes (the “Holders”) the following:

(i)              At any time that Trestle or any of its Subsidiaries has a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or is filing reports with the SEC as required under Section 15(d) of the Exchange Act, then within three (3) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, provided, however, if any such document is available on the SEC’s EDGAR Filing System then the Company need not deliver a hard copy of such document to the Holders;

(ii)              At any time that Trestle or the Company does not have a class of securities registered under Section 12(b) or 12(g) of the Exchange Act and is not required to file reports with the SEC as required under Section 15(d) of the Exchange Act (“Non-Reporting Company”), then (A) within one hundred twenty (120) days after the end of each of the fiscal years a consolidated audited balance sheet for such fiscal year and the immediately preceding fiscal year, a consolidated income statement for such fiscal year and the immediately preceding two fiscal years, a consolidated cash flow statement for such fiscal year and the immediately preceding two fiscals year and a consolidated shareholders’ equity statement for such fiscal year and the immediately preceding two fiscals year, (B) within sixty (60) days after the end of each of the fiscal quarters (other than a fiscal quarter which is also the end of the fiscal year of Trestle and the Company) a consolidated unaudited balance sheet for such fiscal quarter, a consolidated income statement for such fiscal quarter and a consolidated cash flow statement for such fiscal quarter, in each case all in accordance with GAAP, or generally accepted accounting principles, and each certified by the Chief Executive Officer and Chief Financial Officer as fairly presenting, in all material respects, the financial condition of the companies being reported on and their results of operations, subject to, in the case of unaudited financial statements, changes resulting from normal audit adjustments; and,

(iii)              promptly upon their becoming available, one copy of (A) each report, notice or proxy statement sent by Trestle or its Subsidiaries to securities holders generally, and (B) each registration statement, and each prospectus and all amendments thereto filed by the Trestle or its Subsidiaries with the SEC, provided, however, if any such document is available on the SEC’s EDGAR Filing System then the Company need not deliver a hard copy of such document to the Holders.

b.         Notices from Governmental Authorities.  Promptly, and in any event within three (3) Business Days of receipt thereof, Trestle or the Company, as applicable, shall deliver to each holder of the Notes or Series A Preferred Stock copies of any notice from any governmental authority alleging a violation of any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

5.           Conditions to the Company’s Obligation to Sell.  The obligation of the Company to issue and sell the Notes and the Warrants to an Investor at each of the Closings (including the Initial Closing) is subject to the satisfaction, at or before the Initial Closing Date and each subsequent Closing Date of each of the following conditions thereto, provided that these conditions are for Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

a.         The applicable Investor shall have executed this Agreement, the Registration Rights Agreement, an Investor Questionnaire) in the form of annexed to the Memorandum (the “Investor Questionnaire”) and if applicable, a Regulation S Acknowledgment Form in the form of Exhibit “F” annexed hereto and made a part hereof and delivered the same to the Company.

b.         The applicable Investor shall have delivered the Purchase Price in accordance with Section 1(c) above.

c.         The representations and warranties of the applicable Investor shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the applicable Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Investor at or prior to the Closing Date.

d.         No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

6.           Conditions to Each Investor’s Obligation to Purchase.  The obligation of each Investor hereunder to purchase the Notes and the Warrants at each of the Closings (including the Initial Closing) is subject to the satisfaction, at or before the Initial Closing Date and each subsequent Closing Date of each of the following conditions, provided that these conditions are for such Investor’s sole benefit and may be waived by such Investor at any time in its sole discretion:

a.         The Investors shall have received a copy of this Agreement, the Registration Rights Agreement, and the Investor Questionnaire, duly executed by all applicable Parties thereto (other than the Investor).

b.         The Company shall have delivered to such Investor duly executed Notes (in such denominations as such Investor shall request) and Warrants in accordance with Section 1(b) above.

c.           The representations and warranties of each of the MoqiZone Group, Trestle and MKM shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and each of the Parties hereto (other than the Investor) shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Parties at or prior to the Closing Date.  Such Investor shall have received a certificate or certificates, executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Investor or its legal counsel.

d.           No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

e.           No event shall have occurred which could reasonably be expected to have a Material Adverse Effect.

f.           Share Exchange Agreements.  All of the transactions contemplated by the MoqiZone Share Exchange Agreement and the Trestle Share Exchange Agreement shall have been consummated as at the Initial Closing Date, and all of the shares of Series B Preferred Stock authorized for issuance pursuant to the Series B Certificate of Designations shall have been issued to the Company’s shareholders, in exchange for 100% of the share capital of the Company.

g.           The Investors shall have received a certificate executed by the Chief Executive Officer, dated as of the Closing Date, that the authorized, issued and outstanding share capital of each of the MoqiZone Corporations as set forth on Schedule 3(e) to this Agreement is accurate and complete.

7.           Covenants.  The Parties hereto do hereby covenant and agree, as applicable to such Party or Parties) as follows:

a.           Use of Proceeds.  The Company shall use the proceeds from the sale of the Units in the manner set forth in the Offering Memorandum.

b.           Authorization and Reservation of Shares.  Trestle shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of Underlying Shares of Trestle Common Stock to provide for the full exercise of the outstanding Series A Preferred Stock, Series B Preferred Stock and Warrants and issuance of the Conversion Shares and Warrant Shares in connection therewith Except in the case of combinations of Common Stock (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise), Trestle shall not reduce the number of shares of Trestle Common Stock reserved for issuance upon exercise of the Warrants without the consent of each Investor.

c.           Covenants of MoqiZone Group.   The Company and the Mobizone HK Stockholders have each duly executed and delivered the MoqiZone Exchange Agreement; and such MoqiZone Exchange Agreement remains in full force and effect.  The Company’s shareholders and Trestle have each duly executed and delivered the Trestle Exchange Agreement; and such Trestle Exchange Agreement remains in full force and effect.  As a result of the transactions contemplated by the MoqiZone Share Exchange Agreement and the Trestle Share Exchange Agreement (collectively, the “Share Exchange Agreements”):

(i)           on the Initial Closing Date, the Company will own 100% of the capital stock of Mobizone HK, and Mobizone HK will own 100% of the capital stock of MoqiZone PRC; and

(ii)           upon consummation of the transactions contemplated by the Trestle Exchange Agreement, Trestle will own 100% of the capital stock of the Company, the Company will own 100% of the capital stock of Mobizone HK; and Mobizone HK will own 100% of the capital stock of MoqiZone PRC.

d.           Covenants of the MoqiZone Group, Trestle and MKM.    Each member of the MoqiZone Group and each of Trestle and MKM do hereby covenant and agree as follows:

(i)           At the Initial Closing and the simultaneous closing of the transactions under the Trestle Share Exchange Agreement, Trestle will issue to the the Company’s stockholders all of the shares of Series B Preferred Stock, against delivery of share certificates evidencing 100% of the share capital of the Company.
(ii)           The 10,743,000 shares of Trestle Common Stock (the “Series B Conversion Shares”) shall be issued to the Company’s stockholders immediately following consummation of the Trestle Reverse Split, shall represent 95% of the total number of issued and outstanding shares of Trestle Common Stock, on a fully-diluted basis, as at the time of conversion.  The remaining 5% of the then outstanding shares of Trestle Common Stock are publicly traded and are owned by approximately 83 shareholders of record.
(iii)           At the Initial Closing and the simultaneous closing of the transactions under the Trestle Share Exchange Agreement, all of the Company’s stockholders who are members of the senior management of MoqiZone Group (the “Management Group”) will deposit in an escrow account to be maintained by Leser Hunter Taubman & Taubman, an aggregate of 900 shares of the Series B Preferred Stock (to be automatically converted into 900,000 shares of Trestle Common Stock).  Any Performance Shares distributable from the escrow to the Investors (x) will be delivered to such Investors within ten (10) business days after the final calculations with respect to the distribution of the Performance Shares are made, and (y) will be distributed to the Investors pro-rata based by which the amount of Units purchased by each Investor bears to the total number of Units sold to all Investors. Performance Shares not distributed to the Investors will be returned to the Management Group at the end of the Measuring Period.

(iv)           Promptly following the earlier of completion of the Maximum Offering or expiration of the Offering Period, Trestle will file with the Securities and Exchange Commission (“SEC”) a Form 14C Information Statement under the Securities Exchange Act of 1934, as amended, and upon the effectiveness of such Information Statement and the expiration of the requisite 20 day period following mailing of such Information Statement to the Trestle shareholders, Trestle will amend and restate the Trestle Certificate of Incorporation to, among other things:
(A)           authorize for issuance 100,000,000 shares of Trestle Common Stock, $0.001 par value per share, and 10,000,000 shares of Trestle preferred stock (including the Series B Preferred Stock), containing such rights, preferences and designations as the board of directors of Trestle may, from time to time designate,

(B)           effect the Trestle Reverse Split; and

(C)           change the corporate name of Trestle to MoqiZone Holding Corporation.

(v)           Each of the Company’s stockholders and the Trestle Principal Stockholder do hereby covenant and agree to vote all of their shares of Trestle Common Stock and shares of Trestle Series B Preferred Stock in favor of the amended and restated Trestle Certificate of Incorporation, consummation of the transactions contemplated by the Trestle Share Exchange Agreement, this Agreement, the Exhibits hereto and all other transactions contemplated by this Agreement and the Trestle Share Exchange Agreement (collectively, the “Transactions”), and each of such Company stockholder and the Trestle Principal Stockholder  have consented in writing to approve the amended and restated Trestle Certificate of Incorporation, the Trestle Reverse Stock Split and the other Transactions.
(vi)           Consummation of the Trestle Reverse Split shall occur as soon as practicable following the earlier of consummation of the Maximum Offering or expiration of the Offering Period, but in no event later than August 31, 2009.
(vii)           Following the Trestle Reverse Split and not later than ten days following the automatic conversion of the Series B Preferred Stock into Series B Conversion Shares:
(A)           all of the issued and outstanding Notes will automatically by their terms be deemed cancelled,

(B)           all interest accrued on the Notes (at the rate of 8% per annum) from the date of issuance to the date of cancellation will be paid at the Company’s option, in cash or in a shares of Trestle Common Stock valued at $1.80 per share, and

(C)           each $1,000 principal amount of cancelled Notes will be exchanged for one share of Series A Preferred Stock of Trestle.

(viii)           If all 800 Units are sold by the expiration of the Outside Closing Date, a total of 8,000 shares of Series A Preferred Stock shall be issued which shall be convertible into an aggregate of 4,444,444 shares of Trestle Common Stock, subject to anti-dilution adjustment (the “Series A Conversion Shares”).

(ix)           In the event that, for any reason, the Trestle Reverse Split shall not be consummated by August 31, 2009, effective as of September 1, 2009, the principal face amount of each of the Notes issued to each Investor shall be increased by 10% to 110% of the outstanding principal amount of such Notes as at August 31, 2009.  Accordingly each $10,000 Note including in a Unit shall be increased to $11,000 and the aggregate principal amount of all Notes issued upon completion of the Offering Period shall have increased to $4,400,000 if only the Minimum Offering is completed and up to $8,800,000 if all 800 Units and the Maximum Offering is completed.  Thereafter, and commencing July 1, 2009, the principal amount of the Notes, as so increased, shall be subject to further increase in principal amount at the rate of one percent (1%) for each calendar month (or part thereof) following August 2009 that the Trestle Reverse Split shall not be consummated.  Such Notes, as so increased, shall, upon consummation of the Trestle Reverse Split, thereafter be automatically cancelled and exchanged for Series A Preferred Stock, at the rate of one share of Series A Preferred Stock for each $1,000 of outstanding principal amount of Notes then outstanding.

(x)           Each of the MoqiZone Group and Trestle and MKM shall use their collective best efforts to complete the Trestle Reverse Split as soon as practicable following the earlier of completion of the Maximum Offering or expiration of the Offering Period.  The MoqiZone Group shall furnish to Trestle all information required to be included in the Information Statement.

(xi)           Within four (4) business days of the Initial Closing Date, the Company shall file with the SEC, a current report on Form 8-K, including the audited financial statements of MoqiZone PRC as of December 31, 2007 and 2008, and for the respective fiscal years then ended (the “MoqiZone Financial Statements”) disclosing the material terms of the transactions contemplated hereby.  The MoqiZone Financial Statements shall present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of MoqiZone PRC, on a consolidated basis, as of the respective dates thereof, and the results of operations and statement of cash flows of MoqiZone PRC during the periods covered thereby, in all material respects and shall have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

e.           Additional Covenants of MKM and Trestle.  By their execution of this Agreement, MKM and Trestle do hereby jointly and severally covenant and agree to

(i)           consummate the Trestle Exchange Agreement on the Initial Closing Date;

(ii)           file the Form 14C Information Statement with the SEC not later than three (3) business days following the Outside Closing Date and use its best efforts to cause such Information Statement to be declared effective by the SEC as soon as practicable thereafter;

(iii)           promptly (but in no event later than three (3) business days after the expiration of the requisite 20 day period following mailing of such Information Statement to the Trestle shareholders), file with the Secretary of State of the State of Delaware the Trestle Certificate of Incorporation contemplated by Section 7(d)(iv) above, and

(iv)           immediately after the filing of such Trestle Certificate of Incorporation, file with the Secretary of State of the State of Delaware the Series A Certificate of Designations and issue certificates evidencing the Series A Preferred Stock to the Investors and the as soon as legally permissible.

(v)           MKM has purchased from W Holdings LLC, pursuant to the terms of the share purchase agreement, dated August 19, 2008 (the “Acquisition of Control Agreement”) an aggregate of 114,605,772 shares of Trestle Common Stock, which shall represent not less than eighty percent (80%) of the issued and outstanding shares of Trestle voting capital stock as at the Initial Closing Date.

f.                Covenants of the Investors.

(i)           By their execution of this Agreement, each of the Investors who have executed this Agreement do hereby covenant and agree that upon the filing of the Series A Certificate of Designation with the Secretary of State of the State of Delaware, the Note issued to the Investor signatory hereto and all other Notes issued to all of Investors in the offering of the Units shall automatically, and without any further action on the part of the holder(s) thereof, be deemed to be cancelled and the then outstanding principal amount of such Notes shall be converted into and exchanged for that number of shares of Company Series A Preferred Stock issuable to each Investor and all Investors as shall be determined by dividing (x) the then outstanding principal amount of the Notes owned by each Investor and all Investors, by (y) the $1,000 per share Series A Preferred Stock Stated Value.

(ii)           By their execution of this Agreement, each of the Investors who have executed this Agreement do hereby acknowledge that [  ] has acted as exclusive placement agent in connection with the Offering and will receive cash commissions equal to 8% of the gross proceeds of the Offering (a maximum of $640,000), a 1% non-accountable expense allowance (a maximum of $80,000), a 1% management fee and three year warrants to purchase that number of securities equal to 10% of the aggregate number of securities issued pursuant to the Memorandum (the “Placement Agent Warrants”).  The Placement Agent Warrants are exercisable at $3.00 per share, and subject to the same anti-dilution adjustments set forth in the Class A Warrants and Class B Warrants.  If all 800 Units are sold, the Placement Agents Warrants will entitle the Placement Agent to purchase up to 888,888 shares of Common Stock.

g.           Registration of Registrable Securities.   Trestle shall register under the Securities Act of 1933, as amended, all of the Conversion Shares and Warrant Shares underlying the Series A Preferred Stock and Warrants issued to the Investor under this Agreement, as well as all of the shares of common stock underlying the Placement Agent Warrants, pursuant to the Registration Rights Agreement annexed hereto as Exhibit “G” and made a part hereof.

h.           Over-Allotment Rights.    Notwithstanding anything to the contrary, express or implied, contained in this Agreement, in order to cover over-allotments in subscriptions received, the Company, Trestle and the Placement Agent shall have the right to increase the Maximum Offering of 800 Units for $8,000,000 by as much as 50%, thereby offering and selling, on or before the June 16, 2009 Outside Closing Date, up to as much as 1,200 Units for $12,000,000.

8.           Events of Default.  An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

a.         the Company defaults in the payment of the outstanding principal amount of any Note when the same becomes due and payable on the Maturity Date and such default has not been cured for fifteen (15) Business Days; or

b.         the Company or MobiZone Hong Kong defaults in the payment of any interest on any Note for more than fifteen (15) Business Days after the same becomes due and payable;

c.         the Company or MobiZone Hong Kong or Trestle defaults in the payment of cash interest on any Note in connection with the cancellation of the Notes in exchange for shares of Series A Preferred Stock; or

d.         Any of the MoqiZone Group, Trestle or MKM defaults in the performance of or compliance with any covenant contained in Section 7, and such default has not been cured for twenty (20) Business Days after written notice of default is given to the Company and Trestle; or

e.         any representation or warranty made by or on behalf of any of the Parties (other than the Investors) in this Agreement or the other Documents or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made, and such condition has not been cured for twenty (20) Business Days after written notice of default is given to the Company or Trestle; or

f.         Trestle or any of the MoqiZone Corporations (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

g.         a court or governmental authority of competent jurisdiction enters an order appointing, without consent by Trestle or any of the MoqiZone Corporations, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Trestle or any of the MoqiZone Corporations, or any such petition shall be filed against Trestle or any of the MoqiZone Corporations and such petition shall not be dismissed within three (3) months; or

h.         a final judgment or judgments for the payment of money in excess of (U.S.) $1,000,000 are rendered against Trestle or one or more of the MoqiZone Corporations, which judgments are not, within three (3) months after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within three (3) months after the expiration of such stay.

9.           Remedies on Default, Etc.

a.         Default Interest.  During any period that an Event of Default has occurred and is continuing, (the “Default Interest”), the Company shall pay to the holder thereof in cash as liquidated damages and not as a penalty, at the rate equal to fifteen percent (15%) of the then outstanding principal amount of Notes or outstanding Series A Preferred Stock Stated Value. Any Default Interest which is not paid shall not bear any additional interest.

b.         Other Remedies.  If any Default or Event of Default has occurred and is continuing, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

10.           Registration; Exchange; Substitution of Notes.

a.           Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

b.           Transfer and Exchange of Notes.  Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Holder’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit “A.”  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  Notes shall not be transferred in denominations of less than $50,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $50,000.

c.           Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be notice from such holder of such ownership and such loss, theft, destruction or mutilation), and

(i)              in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, (A) a Investor, or (B) other Person with a minimum net worth of at least the then-outstanding principal amount of the Notes so lost, stolen, destroyed or mutilated, then such Investor’s or other Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(ii)              in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

11.           Payment on Notes.

a.           Place of Payment.  Subject to Section 11(b), payments of principal and interest becoming due and payable on the Notes shall be made in U.S. Dollars at the principal office of the Company.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

b,           Home Office Payment.  So long as an Investor or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 11(a) or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest in U.S. Dollars and by the method and at the address specified for such purpose below such Investor’s name on the signature page hereto, or by such other method or at such other address as such Investor shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Investor shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 11(a).

c.           Allocation of Prepayment.  In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

12.           Indemnification.

a.           Survival.  All representations, warranties and covenants in this Agreement and the other Documents will survive the Closing for a period of one (1) year.  The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties and covenants will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties and covenants.

b.           Indemnification.  Each of the Parties (other than the Investors), on  one hand, and the Investors, on the other hand (collectively, the “Indemnifying Parties”) will severally indemnify and hold harmless each other, each of their officers, partners, managers, and all Persons who control (as such term is defined under the Securities Act or the Exchange Act) such Investor or the Collateral Agents (each an “Indemnified Party” and collectively the “Indemnified Parties”), and will pay to the Indemnified Parties the amount of, any loss, liability, claim, damage, expense, including costs of investigation and defense and reasonable attorneys’ fees, (collectively, “Damages”) arising, directly or indirectly, from or in connection with (i) any breach of any material representation or warranty made by any of the Indemnifying Parties in this Agreement or the other Documents, or (ii) any breach by any of the Indemnifying Parties of any material covenant or obligation of any of the Parties (other than the Investors) contained in the Notes, the Series A Preferred Stock, the Warrants, or the Registration Rights Agreement.

c.           Time Limitations.  The Indemnifying Parties shall have no liability (for indemnification or otherwise) with respect to any breach of any representation or warranty, unless on or before the date one (1) year from the Outside Closing Date, an Indemnified Party provides written notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by such Indemnified Party.

d.           Procedure for Indemnification.  If a claim is to be made against any or all of the Indemnifying Parties under Section 12(b), the Indemnified Party shall give notice to the Indemnifying Parties of such claim.  In the event that the Indemnifying Party or Parties objects in writing to any claim for Damages, the Indemnified Party and such Indemnifying Parties shall attempt in good faith to resolve the dispute.  The remedies provided in this Section 12 will not be exclusive of or limit any other remedies that may be available to the Investors.  When determining Damages under this Section 13, all materiality qualifiers will be disregarded.

13.           Amendment and Waiver.

a.           Requirements.  This Agreement and any other Document may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the holders of a majority of the then-outstanding principal amount of the Notes or Series A Preferred Stock.

b.           Solicitation of Holders of Notes.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 13 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

c.           Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 13 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” or “the Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

d.           Notes Held by Company.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

14.           Governing Law; Jury Trial.

a.           Governing Law.  The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.  Each of the parties hereto and their assigns hereby consents to the exclusive jurisdiction and venue of the Courts of the State of New York, located in the City and County of New York and the United States District Court, Southern District, for the State of New York with respect to any matter relating to this Agreement and performance of the parties’ obligations hereunder, the documents and instruments executed and delivered concurrently herewith or pursuant hereto and performance of the parties’ obligations thereunder and each of the parties hereto hereby consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction.  Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts.  The parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  Service of process in any action, suit or proceeding relating to such matters may be made and served within or outside the State of New York by registered or certified mail to the parties and their representatives at their respective addresses specified herein, provided that a reasonable time, not less than thirty (30) days, is allowed for response.  Service of process may also be made in such other manner as may be permissible under the applicable court rules.

b.           Waiver of Jury Trial.  Each Party hereto hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.  The scope of this waiver is intended to be all encompassing of any disputes that may be filed in any court and that relate to the subject mater of this Agreement, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each Party hereto acknowledges that this waiver is a material inducement for each Party to enter into a business relationship, that each Party has relied on this waiver in entering into this Agreement and that each Party will continue to rely on this waiver in their related future dealings.  Each Party further warrants and represents that it has reviewed this waiver with its legal counsel, and that such Party knowingly and voluntarily waives its rights to a jury trial following such consultation.  This waiver is irrevocable, meaning that, notwithstanding anything herein to the contrary, it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals and supplements or modifications to this agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.           Miscellaneous.

a.           Legal Representation and Waiver of Conflicts.   By their execution of this Agreement, each of the Parties do hereby acknowledge that (A) Hodgson Russ LLP has acted as United States counsel to the MoqiZone Group in connection with the Offering and preparation of the Memorandum, this Agreement, the Exhibits hereto and the Transactions contemplated hereby and thereby, but does not represent any of the other Parties or any of their Affiliates in connection with of the Memorandum, this Agreement, the Exhibits hereto or any of the Transactions contemplated hereby or thereby; (B) Hodgson Russ LLP was introduced to the MoqiZone Group by the Placement Agent in the Offering; and (C) Hodgson Russ LLP has represented and may hereafter represent as legal counsel the Placement Agent, or other entities introduced to it by the Placement Agent in other transactions, unrelated to the Transactions contemplated hereby.  By their execution of this Agreement, each of the Parties do hereby waive any actual or perceived conflict(s) of interest in connection with the prior, existing and any future business relationships between Hodgson Russ LLP and THE PLACEMENT AGENT.  The Parties further acknowledge that (A) THE PLACEMENT AGENT has been independently represented by Leser Hunter Taubman & Taubman and that Louis Taubman, Esq. a member of such law firm is a principal equity owner of THE PLACEMENT AGENT.  The Parties further acknowledge that the MoqiZone Group have been separately represented as to matters involving the laws of the People’s Republic of China by the Hun Kun Law Offices, Beijing, PRC.  Trestle and MKM have been independently represented by Sichenzia Ross Friedman Ference LLP in connection with this Agreement, the Exhibits hereto and the Transactions contemplated hereby.  Each of the Investors covenants and agrees that it has sought the services and advise of its or his own independent legal counsel in connection with the review of this Agreement, the Exhibits hereto, the Memorandum and the Transactions contemplated hereby and thereby, and has not sought and is not relying upon the legal advise of either Hodgson Russ LLP, the Hun Kun Law Offices, Leser Hunter Taubman & Taubman or Sichenzia Ross Friedman Ference LLP.

b.           Headings.  The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

c.           Severability.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

d.           Entire Agreement; Amendments.  This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the Party to be charged with enforcement.

e.           Notices.  Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a Party.  The addresses for such communications shall be:

If to the MoqiZone Group:	Mobizone Holdings Limited
Unit Nos. 301-02, New East Ocean Centre,
No. 9 Science Museum Road,
T.S.T., Kowloon, Hong Kong
Attn: Mr. Lawrence Cheung
Telephone: (852) 27238638
Facsimile: (852) 27237367

with copies to:
Hodgson Russ LLP
1540 Broadway, 24th Floor
New York, New York 10036
Attn: Stephen A. Weiss, Esq.
Telephone: (212) 751-4300
Facsimile: (212) 751-0928
If to Trestle:	Trestle Holdings, Inc.
____________________________
___________________________
__________________________
Attn: ______________, Chief Executive Officer
Telephone: (___) ___-____
Facsimile: (___) ___-____
If to an Investor:
At the address of such Investor as is set forth immediately below his or its name on the counterpart signature pages hereto,
Each Party shall provide notice to all of the other parties of any change in address.

f.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  Neither of the Parties shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.  Notwithstanding the foregoing, any Investor may assign its rights hereunder to any Person that purchases any of the Securities in a private transaction from such Investor or to any of its Affiliates without the consent of any other Parties hereto, so long as such Investor provides notice of same to the Company.

g.           Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

h.           Further Assurances.  Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

i.           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

j.           Remedies.  The Parties each acknowledge that a breach by any of them of their respective obligations hereunder will cause irreparable harm to the other Parties by vitiating the intent and purpose of the transaction contemplated hereby.  Accordingly, each of the foregoing Parties acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by any of such Parties of the provisions of this Agreement, that the harmed Party shall be entitled, in addition to all other available remedies at law or in equity, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

k.           Obligations Several Not Joint.  The obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement.  Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.  Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional Party in any proceeding for such purpose.  Each Investor has been represented by, or has had the opportunity to be represented by, its own separate legal counsel in its review and negotiation of all of the Documents.

l.           Counterparts; Signatures by Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party.  This Agreement, once executed by a Party, may be delivered to the other Party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the Party so delivering this Agreement and such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof..

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IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed as of the date and year first above written.

MOQIZONE HOLDINGS LIMITED
(a Cayman Islands corporation)

By:
Name:
Title:

MOBIZONE HOLDINGS LIMITED
(a Hong Kong corporation)

By:
Name:
Title:

LAWRENCE CHEUNG

TRESTLE HOLDINGS, INC.

By:
Name:
Title:

MKM CAPITAL OPPORTUNITY FUND LTD.

By:
Name:
Title:

INVESTOR SIGNATURE PAGE:

[PRINT NAME OR NAME OF ENTITY]

By:
Name:
Title:

IF AN ENTITY - JURISDICTION OF FORMATION:  __________________
ADDRESS:
Attn:
Facsimile:
Telephone:
Email:

With copies of notices to:
ADDRESS:
Attn:
Facsimile:
Telephone:
Email:

AGGREGATE SUBSCRIPTION AMOUNT:

Purchase Price: (U.S.)$__________

Principal Amount of Notes: Equal to Investor’s Purchase Price              (U.S.)$__________

Number of Class A Warrants: Equal to 50% of the Principal Amount of Note divided by $2.50 _________

Number of Class B Warrants:  Equal to 50% of the  Principal Amount of Note divided $3.00 __________

REGULATION S

RECIPIENT ACKNOWLEDGEMENT FORM

Each Investor purchasing Units pursuant to Regulation S under the Securities Act of 1933, as amended must complete, sign and deliver this Regulation S Recipient Acknowledgement Form (“Acknowledgment”) to the Company along with your Investor Signature Page.

Mobizone Holdings
C/O

Ladies and Gentlemen:

1.
Regulation S Recipient.  I (sometimes referred to herein as the "Recipient") hereby agree to receive Units pursuant to Regulation S (the shares of common stock comprising such Units are referred to herein as the “Securities”) from Mobizone Holdings, a Delaware corporation (the "Company”), on the terms and conditions described herein and in the Securities Purchase Agreement dated June 1, 2009.

2.
Disclosure. (a) I understand that this offering is made outside the United States and may not be made to any “U.S. person” as defined in Rule 902(k) under the Securities Act of 1933, as amended (“Securities Act”) (a “Non-U.S. Person”);  (b)  The Company may not register any transfer of the Securities not made in accordance with Regulation S of the Securities Act (“Regulation S”), pursuant to registration under the Securities Act, or pursuant to an available exemption to registration; provided, however, that if the Securities are in bearer form or foreign law prevents the Company from refusing to register the Securities transfers, other reasonable procedures are implemented to prevent any transfer of the Securities not made in accordance with the Provisions of Regulation S.

3.	Investor Representations and Warranties. I acknowledge, represent and warrant to, and agree with, the Company as follows:

(a)
(i) my principal address is outside the United States, (ii) I was located outside the United States at the time any offer to buy the Securities was made to me and at the time that the buy order was originated by me, and (iii) I am not a “U.S. person” (as defined in Rule 902(k) under the Securities Act;

(b)
Any purchase of the Securities by me will be for my own account or for the account of one or more other Non U.S. Persons located outside of the United States at the time any offer to buy the Securities was made and at the time that the buy order was originated by me;

(c)
I and any accounts for which I am acting are acquiring the Securities for investment purposes and not with a view to distribution thereof or with any present intention of offering or selling any of the Securities in violation of the Securities Act;

(d)	I will not engage in hedging transactions involving the Securities unless in compliance with the Securities Act;

(e)
I  understand that the Securities are being offered in a transaction not involving  any public offering within the United States within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act and that the Securities will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.  THE SHARES WERE ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PURSUANT TO REGULATION S PROMULGATED UNDER IT.  THE SHARES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  FURTHER, HEDGING TRANSACTIONS WITH REGARD TO THE SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(f)	I agree to resell the Securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration;

(g)
I acknowledge that you, the Company and others will rely upon my confirmation, acknowledgments and agreements set forth herein and I agree to notify you promptly if any of MY representations or warranties herein cease to be accurate and complete; and,

(h)
I understand that the Company is entitled to rely upon this Acknowledgment and is irrevocably authorized to produce this Acknowledgment or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(i)

Date:

__________________________
Investor Signature

___________________________
Investor Name (Please print)